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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                                 The 3DO Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   8855-3W-105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this instrument _____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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------------------------                                     -------------------
CUSIP NO.  8855-3W-105               SCHEDULE 13G              PAGE 2 OF 4 PAGES
------------------------                                     -------------------
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    1     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                William M. Hawkins III
                ###-##-####
-------------------------------------------------------------------------------

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
               N/A
-------------------------------------------------------------------------------

    3     SEC USE ONLY

-------------------------------------------------------------------------------

    4     CITIZENSHIP OR PLACE OF ORGANIZATION
               United States of America
-------------------------------------------------------------------------------

                         5     SOLE VOTING POWER
  NUMBER OF                      2,243,903 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
  OWNED BY                       0
    EACH               --------------------------------------------------------
  REPORTING              7     SOLE DISPOSITIVE POWER
 PERSON WITH                     2,243,903 shares
                       --------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                                 0
                       --------------------------------------------------------

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               2,243,903 shares
-------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]
               N/A
-------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               8.7%
-------------------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*
               IN
-------------------------------------------------------------------------------




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                                                            --------------------
                                                               Page 3 of 4 Pages
                                                            --------------------



Item 1.
    (a)    NAME OF ISSUER
               The 3DO Company
           ---------------------------------------------------------------------

    (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               600 Galveston Drive, Redwood City, CA 94063
           ---------------------------------------------------------------------

Item 2.
    (a)    NAME OF PERSON FILING
               William M. Hawkins III
           ---------------------------------------------------------------------

    (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               600 Galveston Drive, Redwood City, CA  94063
           ---------------------------------------------------------------------
    (c)    CITIZENSHIP

               United States of America
           ---------------------------------------------------------------------

    (d)    TITLE OF CLASS OF SECURITIES
               Common Stock
           ---------------------------------------------------------------------

    (e)    CUSIP NUMBER
               8855-3W-105
           ---------------------------------------------------------------------

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
    (a)    _____  Broker or Dealer registered under Sections 15 of the Act
    (b)    _____  Bank as defined in Sections 3(a)(6) of the Act
    (c)    _____  Insurance Company as defined in Sections 3(a)(19) of the Act
    (d)    _____  Investment Company registered under Sections 8 of the
                  Investment Company Act
    (e)    _____  Investment Adviser registered under Sections 203 of the
                  Investment Advisers Act of 1940
    (f)    _____  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sections 240.13d-1(b)(ii)(F)
    (g)    _____  Parent Holding Company, in accordance with
                  Sections 240.13d-1(b)(ii)(G) (Note: See Item 7)
    (h)    _____  Group, in accordance with Sections 240.13d-1(b)(1)(ii)(H)

Item 4. OWNERSHIP
    (a)    Amount Beneficially Owned
               2,243,903 shares
           ---------------------------------------------------------------------

    (b)    Percent of Class
               8.7%
           ---------------------------------------------------------------------

    (c)    Number of shares as to which such person has:
           (i)    sole power to vote or to direct the vote
                      2,243,903
                  --------------------------------------------------------------
           (ii)   shared power to vote or to direct the vote
                      0
                  --------------------------------------------------------------
           (iii)  sole power to dispose or to direct the disposition of
                      2,243,903
                  --------------------------------------------------------------
           (iv)   shared power to dispose or to direct the disposition of
                      0
                  --------------------------------------------------------------

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                                                            --------------------
                                                               Page 4 of 4 Pages
                                                            --------------------



Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following _____.

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               N/A
        ------------------------------------------------------------------------
Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
               N/A
        ------------------------------------------------------------------------
Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               N/A
        ------------------------------------------------------------------------
Item 9. NOTICE OF DISSOLUTION OF GROUP
               N/A
        ------------------------------------------------------------------------
Item 10.  CERTIFICATION
    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 11, 1998
                              --------------------------------------------------
                                                  (Date)

                                       /s/ William M. Hawkins, III
                              --------------------------------------------------
                                               (Signature)

                                         William M. Hawkins III
                              --------------------------------------------------
                                               Name/Title